                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                  FORM 8-K/A

                                CURRENT REPORT


                       Pursuant to Section 13 or 15(d)
                    of the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): November 3, 1997

                       WALLACE COMPUTER SERVICES, INC.
                       -------------------------------



       Delaware                      1-6528                        36-2515832
--------------------------------------------------------------------------------
(State or other jurisdiction       (Commission                 (IRS Employer
  of incorporation)                File Number)              Identification No.)

           2275 Cabot Drive,  Lisle, Illinois                             60532
           ---------------------------------------------------------------------
           (Address of principle executive offices)                   (Zip Code)



                                (630) 588-5000
                                --------------
             (Registrant's telephone number, including area code)

The current report on form 8-K filed November 18, 1997 is hereby amended to add item 7 below.


Item 7. Financial Statements and Exhibits

(a)  Financial Statements of Business Acquired.

(1) Annual Financial Statements for Graphic Industries, Inc. for the fiscal year ended January 31, 1997.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Graphic Industries, Inc.

We have audited the accompanying consolidated balance sheets of Graphic Industries, Inc. and subsidiaries as of January 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended January 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Graphic Industries, Inc. and subsidiaries at January 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended January 31, 1997, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, in 1995 the Company changed its method of accounting for its investments in marketable securities.

/s/ Ernst & Young LLP

March 12, 1997

                  GRAPHIC INDUSTRIES, INC. AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS


                                                                                    JANUARY 31
                                                                                   1997          1996
ASSETS
Current assets:
Cash and cash equivalents (Notes 1 and 8)                                    $7,212,351   $14,476,139

Marketable securities (Note 8)                                               23,577,079    20,031,842

Trade accounts receivable, less allowance for doubtful accounts
of $1,985,000 in 1997 and $1,250,000 in 1996 (Note 3)                        80,658,006    73,807,212

Inventories (Note 3):
Materials                                                                    10,113,812    11,695,824

Work in process                                                              18,597,802    18,593,850
                                                                           ------------  ------------
 Total inventories                                                           28,711,614    30,289,674

Prepaid expenses and other current assets                                     1,552,493     1,998,694

Deferred income taxes (Note 4)                                                3,138,818     1,872,389
                                                                           ------------  ------------
Total current assets                                                        144,850,361   142,475,950

Other assets                                                                 10,582,417     5,243,584
Property, plant and equipment (Note 3):
 Land                                                                         9,027,467     8,414,866
 Buildings and improvements                                                  43,637,850    39,693,622
 Machinery and equipment                                                    164,719,258   157,372,381
                                                                           ------------  ------------
                                                                            217,384,575   205,480,869
 Less accumulated depreciation                                               90,250,580    83,041,109
                                                                           ------------  ------------
 Total property, plant and equipment                                        127,133,995   122,439,760
Goodwill, less accumulated amortization of $3,311,000 in 1997
and $3,026,000 in 1996                                                       16,909,523    16,343,418
                                                                           ------------  ------------
Total assets                                                               $299,476,296  $286,502,712

                  GRAPHIC INDUSTRIES, INC. AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS

                                                                           January 31
                                                                           1997          1996
LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Notes payable (Notes 3 and 8)                                       $15,814,485   $16,917,239

Trade accounts payable                                               21,426,662    19,930,381
Accrued compensation                                                  6,752,127     5,705,247

Other current liabilities                                            13,365,846    12,243,124
Current portion of long-term obligations                              3,471,916     3,609,760
                                                                  -------------  ------------
Total current liabilities                                            60,831,036    58,405,751

Long-term obligations, less current portion (Notes 3 and 8)          99,676,541    97,651,125

Deferred income taxes (Note 4)                                       15,620,738    16,043,672

Convertible subordinated debentures (Notes 2 and 8)                  20,787,000    20,787,000

Shareholders' equity (Notes 2, 3 and 7):
Preferred stock, no par value--authorized 500,000 shares;
none issued                                                                   0             0
Common stock, $.10 par value--authorized 20,000,000
shares; issued and outstanding 7,357,309 shares in 1997
and 7,104,250 shares in 1996; including 78,599 shares in
1997 and 95,791 shares in 1996 held in treasury                         735,731       710,425
Common stock, Class B, $.10 par value -- authorized
10,000,000 shares; issued and outstanding 4,518,817 in
1997 and 4,519,117 in 1996                                              451,882       451,912
Additional paid-in capital                                           19,496,988    17,182,567
Retained earnings (Note 8)                                           82,657,865    76,229,748
                                                                  -------------  ------------
                                                                    103,342,466    94,574,652
Treasury stock, at cost                                                (781,485)     (959,488)
                                                                  -------------  ------------
Total shareholders' equity                                          102,560,981    93,615,164

Commitments (Note 5)                                              -------------  ------------
Total liabilities and shareholders' equity                         $299,476,296  $286,502,712

See accompanying notes.

                  GRAPHIC INDUSTRIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF INCOME



                                                                                   YEAR ENDED JANUARY 31


                                                                               1997          1996          1995
Net sales                                                              $437,107,260  $417,261,697  $348,130,390
Cost of sales                                                           329,515,288   318,319,117   263,485,570
                                                                      -----------------------------------------
                                                                        107,591,972    98,942,580    84,644,820
Selling, general and administrative expenses                             78,354,798    72,510,489    63,040,317
Restructuring charge (Note 10)                                            9,000,000             -             -
Interest and other income, net                                            3,595,644     2,670,660     1,716,054
Interest expense                                                         10,654,151    11,712,475     9,539,823
                                                                      -----------------------------------------
Income before income taxes                                               13,178,667    17,390,276    13,780,734
Income taxes (Note 4)                                                     5,898,000     6,760,000     5,375,000
                                                                      -----------------------------------------
Net income                                                               $7,280,667   $10,630,276    $8,405,734

Net income per share:
  Primary                                                                  $    .62      $    .98      $    .80
  Fully diluted                                                            $    .62      $    .95      $    .79


See accompanying notes


                   GRAPHIC INDUSTRIES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                           YEAR ENDED JANUARY 31
                                                     1997          1996          1995
OPERATING ACTIVITIES
Net income                                     $7,280,667   $10,630,276    $8,405,734
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization                  18,999,855    16,599,327    14,113,780
Loss (gain) on sale of property, plant and
equipment and investments                         296,675      (671,263)      623,192
Provision for deferred taxes                   (1,253,000)      169,000       265,000
Changes in operating assets and liabilities:
 Trade accounts receivable                     (4,800,635)  (10,806,806)     (118,009)
 Inventories                                    2,861,594    (2,305,649)   (5,705,536)
 Prepaid expenses and other current assets        509,961      (330,474)       13,030
 Trade accounts payable                        (1,300,281)   (6,257,260)    6,010,620
 Other current liabilities                      1,540,374     1,694,285    (2,029,170)
                                              -----------  ------------  ------------
Net cash provided by operating activities      24,135,210     8,721,436    21,578,641

                  GRAPHIC INDUSTRIES, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (CONTINUED)

                                                     YEAR ENDED JANUARY 31
                                                   1997           1996          1995
INVESTING ACTIVITIES
Additions to property, plant and equipment  (23,527,407)   (24,982,790)  (21,927,430)
Proceeds from sale of property, plant and
equipment                                     7,354,200      3,868,999     3,937,578
Assets of acquired businesses, net of
cash acquired                                (7,069,236)    (3,330,242)            -
Purchase of marketable securities           (24,355,192)   (12,541,201)  (12,263,429)
Proceeds from sale and maturity of
marketable securities                        21,182,522     16,226,328     5,569,530
Other investing activities                   (5,337,297)     4,719,454    (6,110,287)
                                            ------------  -------------  ------------
Net cash used in investing activities       (31,752,410)   (16,039,452)  (30,794,038)

FINANCING ACTIVITIES
Borrowings of long-term obligations          20,763,478     92,643,850    12,450,971
Payments on long-term obligations           (19,069,299)   (73,131,436)  (10,716,358)
Net repayments of notes payable              (1,102,754)    (5,380,588)     (446,557)
Purchase of treasury stock                     (508,905)      (475,257)     (794,380)
Stock options exercised                         297,018      1,670,923       989,946
Other financing activities                      (26,126)      (150,932)     (630,610)
                                            ------------  -------------  ------------
Net cash provided by financing activities       353,412     15,176,560       853,012
                                            ------------  -------------  ------------
Net increase (decrease) in cash and cash
equivalents                                  (7,263,788)     7,858,544    (8,362,385)
Cash and cash equivalents at beginning of    14,476,139      6,617,595    14,979,980
year                                        ------------  -------------  ------------

Cash and cash equivalents at end of year     $7,212,351    $14,476,139    $6,617,595

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
 Income taxes                                $6,039,000     $4,925,000    $6,306,000
 Interest                                   $10,705,000    $11,516,000    $9,743,000

NON-CASH TRANSACTIONS
During fiscal year 1995, the Company issued 89,778 shares of its stock (valued at $808,002) to an officer of the Company in settlement of a non-compete agreement entered into in fiscal year 1990 when the Company acquired Monroe Litho, Inc. This transaction is reflected in goodwill in the accompanying consolidated balance sheets.

See accompanying notes.

                  GRAPHIC INDUSTRIES, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY



                                                                   COMMON STOCK             COMMON STOCK CLASS B        ADDITIONAL
                                                               --------------------         --------------------           PAID-IN
                                                               SHARES         AMOUNT          SHARES        AMOUNT          CAPITAL
                                                               ------         ------          ------        ------          -------
BALANCE AT JANUARY 31, 1994                                  5,872,240      $587,224        4,519,117     $451,912     $ 6,698,015
Net income                                                           -             -                -            -               -
Cumulative effect of change in accounting
 principle, net of tax                                               -             -                -            -               -
Adjustment to unrealized loss on marketable securities,
 net of tax                                                          -             -                -            -               -
Treasury stock award                                                 -             -                -            -          (6,906)
Purchase of treasury stock                                           -             -                -            -               -
Common stock issued under non-compete agreement                 77,650         7,765                -            -         665,188
Common stock issued in connection with acquisition             119,337        11,934                -            -         993,066
Common stock issued from exercise of stock options             165,222        16,522                -            -         973,424
Cash dividends on common stock ($.07)                                -             -                -            -               -
Cash dividends on common stock, Class B ($.05)                       -             -                -            -               -
                                                             ---------      --------        ---------     --------     -----------
BALANCE AT JANUARY 31, 1995                                  6,234,449       623,445        4,519,117      451,912       9,322,787
Net income                                                           -             -                -            -               -
Adjustment to unrealized loss on marketable
 securities, net of tax                                              -             -                -            -               -
Common stock issued under employee stock
 purchase plan                                                  22,214         2,221                -            -         200,350
Purchase of treasury stock                                           -             -                -            -               -
Common stock issued from exercise of stock options             239,293        23,929                -            -       1,646,994
Common stock award                                                 888            89                -            -           7,903
Common stock issued in connection with acquisitions            607,406        60,741                -            -       6,004,533
Cash dividends on common stock ($.07)                                -             -                -            -               -
Cash dividends on common stock, Class B ($.05)                       -             -                -            -               -
                                                             ---------      --------        ---------     --------     -----------
BALANCE AT JANUARY 31, 1996                                  7,104,250       710,425        4,519,117      451,912      17,182,567
Net income                                                           -             -                -            -               -
Adjustment to unrealized loss on marketable
 securities, net of tax                                              -             -                -            -               -
Common stock issued under employee stock
 purchase plan                                                       -             -                -            -         (40,795)
Purchase of treasury stock                                           -             -                -            -               -
Common stock issued from exercise of stock options              34,815         3,482                -            -         293,536
Common stock award                                               5,924           592                -            -          54,576
Common stock issued in connection with current
 and prior year acquisitions                                   212,020        21,202                -            -       2,007,104
Classs B shares converted to common stock                          300            30             (300)         (30)              -
Cash dividends on common stock ($.07)                                -             -                -            -               -
Cash dividends on common stock, Class B ($.05)                       -             -                -            -               -
                                                             ---------      --------        ---------     --------     -----------
BALANCE AT JANUARY 31, 1997                                  7,357,309      $735,731        4,518,817     $451,882     $19,496,988

                  GRAPHIC INDUSTRIES, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY

                                                                                        TREASURY STOCK                    TOTAL
                                                                  RETAINED           ---------------------         SHAREHOLDERS'
                                                                  EARNINGS           SHARES         AMOUNT               EQUITY
                                                                  --------           ------         ------               ------
BALANCE AT JANUARY 31, 1994                                    $58,854,707          (14,400)     $(160,348)        $ 66,431,510
Net income                                                       8,405,734                -              -            8,405,734
Cumulative effect of change in accounting
 principle, net of tax                                              87,000                -              -               87,000
Adjustment to unrealized loss on marketable securities,
 net of tax                                                     (1,400,352)               -              -           (1,400,352)
Treasury stock award                                                     -            2,272         25,299               18,393
Purchase of treasury stock                                               -          (77,461)      (794,380)            (794,380)
Common stock issued under non-compete agreement                          -           12,128        135,049              808,002
Common stock issued in connection with acquisition                       -                -              -            1,005,000
Common stock issued from exercise of stock options                       -                -              -              989,946
Cash dividends on common stock ($.07)                             (423,047)               -              -             (423,047)
Cash dividends on common stock, Class B ($.05)                    (225,956)               -              -             (225,956)
                                                               -----------          -------      ---------          -----------
BALANCE AT JANUARY 31, 1995                                     65,298,086          (77,461)      (794,380)          74,901,850
Net income                                                      10,630,276                -              -           10,630,276
Adjustment to unrealized loss on marketable
 securities, net of tax                                            973,030                -              -              973,030
Common stock issued under employee stock
 purchase plan                                                           -           30,243        310,149              512,720
Purchase of treasury stock                                               -          (48,573)      (475,257)            (475,257)
Common stock issued from exercise of stock options                       -                -              -            1,670,923
Common stock award                                                       -                -              -                7,992
Common stock issued in connection with acquisitions                      -                -              -            6,065,274
Cash dividends on common stock ($.07)                             (445,688)               -              -             (445,688)
Cash dividends on common stock, Class B ($.05)                    (225,956)               -              -             (225,956)
                                                               -----------          -------      ---------          -----------
BALANCE AT JANUARY 31, 1996                                     76,229,748          (95,791)      (959,488)          93,615,164
Net income                                                       7,280,667                -              -            7,280,667
Adjustment to unrealized loss on marketable
 securities, net of tax                                           (125,144)               -              -             (125,144)
Common stock issued under employee stock
 purchase plan                                                           -           67,953        686,908              646,113
Purchase of treasury stock                                               -          (50,761)      (508,905)            (508,905)
Common stock issued from exercise of stock options                       -                -              -              297,018
Common stock award                                                       -                -              -               55,168
Common stock issued in connection with current
 and prior year acquisitions                                             -                -              -            2,028,306
Class B shares converted to common stock                                 -                -              -                    -
Cash dividends on common stock ($.07)                             (501,454)               -              -             (501,454)
Cash dividends on common stock, Class B ($.05)                    (225,952)               -              -             (225,952)
                                                               -----------          -------      ---------          -----------
BALANCE AT JANUARY 31, 1997                                    $82,657,865          (78,599)     $(781,485)        $102,560,981

See accompanying notes.

GRAPHIC INDUSTRIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JANUARY 31, 1997


1.  Summary of Accounting Policies

Graphic Industries, Inc. and subsidiaries ("GII" or the "Company") are engaged in providing comprehensive printing, graphic arts services, and related products and supplies through facilities located in 12 states, principally Georgia, Texas, Pennsylvania, and Massachusetts. The Company services a diverse customer base and, therefore, has minimal exposure to credit loss from any particular customer or industry segment.

The following accounting policies are presented to assist the reader in understanding the Company's financial statements.

PRINCIPLES OF CONSOLIDATION The consolidated financial statements include the accounts of the Company and all of its subsidiaries, Baum Printing, Inc., Carpenter Reserve Printing Company, The Central Press of Miami, Inc., Craftsman Printing Company, Graphic Direct, Inc. -- Illinois, Heritage Press, Inc., Hoechstetter Printing Company, Inc., Imaging Technologies Services, Inc., IPD Printing & Distributing, Inc., Mercury Printing Company, Inc., Monroe Litho, Inc., Presstar Printing Corporation, Quadras, Inc., Southern Signatures, Inc., State Printing Company, Inc., The Stein Printing Company, Inc., Wetmore & Company, Williams Printing Company, W.E. Andrews Co., Inc., A.C. Scanning, Inc. and W.E. Andrews Co., Inc., of Connecticut. The operations of Graphic Direct, Inc. -- Michigan were merged into other subsidiaries during fiscal year 1995.

During fiscal year 1996, the Company acquired Allied Reprographic Services and Supplies, Carpenter Reserve Printing Company, and Quadras, Inc. These acquisitions were financed through issuance of 607,406 shares of the Company's stock valued at $6,065,274. In December 1995, the Company acquired the printing operations of Bausch & Lomb for $2,839,000 in cash, including $600,000 for prepaid rebates. Cost exceeded the fair value of net assets for these 1996 acquisitions by approximately $4.5 million.

During fiscal year 1997, the Company acquired The Wimmer Companies, Inc. and Presstar Printing Corporation. These acquisitions were financed through issuance of 155,889 shares of the Company's stock valued at 1,458,512 and cash payments amounting to $6,650,927. Cost exceeded the fair value of net assets for these 1997 acquisitions by approximately $653,000.

The above acquisitions were accounted for using the purchase method of accounting. Operations of the acquired companies have been included in the consolidated statements of income from the respective dates of purchase.

All significant intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results may differ from those estimates.

REVENUE RECOGNITION The Company reports revenue, with the related costs, in the accounting period in which the job is completed and available for delivery to the customer. The Company generally does not require collateral for its accounts receivable.

CASH EQUIVALENTS The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

INVENTORIES Inventories are stated at the lower of cost (first-in, first-out basis) or replacement market.

PROPERTY, PLANT AND EQUIPMENT Property, plant and equipment is stated on the basis of cost. Depreciation is computed using the straight-line method over the estimated useful life of each asset as set forth below. Leases and leasehold improvements that have been capitalized are amortized over the lives of the leases. Amortization of these assets is included in depreciation expense.


Buildings                      15-30 years
Building improvements           5-25 years
Machinery and equipment         4-10 years
Vehicles                        2- 5 years


GOODWILL In connection with the Company's acquisitions, costs in excess of the fair value of net assets acquired are recorded as goodwill. Goodwill is amortized on a straight-line basis over a forty-year period. The carrying value of goodwill is reviewed if the facts and circumstances suggest that it may be impaired. If this review indicates that the goodwill will not be recoverable, the Company's carrying value of the goodwill would be reduced to its estimated fair value.

LONG-LIVED ASSETS In March 1995, the FASB issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), which requires impairment losses to be recognized for long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are not sufficient to recover the assets' carrying amount. The Company adopted SFAS 121 in the first quarter of fiscal year 1997. The adoption had no effect on the financial statements.

CHANGE IN ACCOUNTING PRINCIPLE In fiscal year 1995, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Investments in Debt and Equity Securities" ("SFAS 115"). The cumulative effect of adopting SFAS 115 at February 1, 1994 increased the carrying value of the Company's marketable securities by $145,000, and also increased shareholders' equity by $87,000 (net of $58,000 of deferred income taxes) to reflect the unrealized holding gains on these securities which were previously carried at cost.

NET INCOME PER COMMON SHARE Primary net income per common share is based on the weighted average number of shares of common stock outstanding during each year. Fully diluted net income per share is based on the weighted average number of shares of common stock outstanding and the assumed conversion of convertible securities outstanding, after appropriate adjustment for interest on convertible debentures during each year. Shares issuable under the Company's incentive stock option plans would not materially dilute net income per share; therefore, they have not been included in the computations. The number of shares used in computing primary net income per common share was 11,663,751 in 1997, 10,894,319 in 1996 and 10,556,833
in 1995. The number of shares used in computing fully diluted net income per common share was 12,942,951 in 1997, 12,173,519 in 1996 and 11,836,033 in 1995.

2.  Convertible Subordinated Debentures

The Company has outstanding $20,787,000 of 7% convertible subordinated debentures due May 15, 2006. The debentures are unsecured general obligations of the Company.

The debentures are convertible into common stock of the Company at any time on or before May 15, 2006, unless previously redeemed, at a conversion price of $16.25 per share, subject to adjustment, as defined. The debentures are subject to redemption through payment into a sinking fund. The sinking fund is scheduled to retire 75% of the debentures prior to maturity. The Company reacquired and holds $2,338,000 of these debentures. The Company's intention is to present these debentures to the trustee for cancellation in lieu of required cash payments into the sinking fund. Remaining payment requirements for fiscal years ending January 31 are as follows:

1998                                $         -
1999                                  1,412,000
2000                                  1,875,000
2001                                  1,875,000
2002                                  1,875,000
Thereafter                           13,750,000
                                    -----------
                                    $20,787,000

3.  Debt

Long-term obligations consist of the following:

                                                                             January 31
                                                                            1997         1996
                                                                     -----------  -----------
Revolving line of credit with interest at LIBOR plus 1.75%           $77,000,000  $75,600,000
Term loan agreement with bank with interest at prime (8.25%
  at January 31, 1997) payable in installments of $383,000
  annually, including interest                                         1,400,171    1,646,153
Real estate mortgage loan agreements with interest from 4.5% to
  10.4%, payable in installments aggregating from $26,000 to
  $395,000 annually, including interest                               20,426,531   17,771,454
Capital lease obligations, payable in installments aggregating from
  $3,000 to $302,000 annually with interest at 8.4% to 17.65% or
  prime plus .25% to .5%                                               1,827,727    3,043,724
Industrial development revenue bonds with interest from 3% to
  70% of prime (5.78% at January 31, 1997)                               458,012      553,874
Other notes with interest at 3% to 11.25% or 30 day commercial
  paper rate plus 2.35%                                                2,036,016    2,645,680
                                                                     -----------  -----------
                                                                     103,148,457  101,260,885
Less amounts due within one year                                       3,471,916    3,609,760
                                                                     -----------  -----------
                                                                     $99,676,541  $97,651,125

On December 21, 1995, the Company entered into a $110 million revolving credit facility with a group of lenders led by NationsBank. The interest rate on this indebtedness is a floating rate which, at the Company's option, will equal NationsBank's prime rate or a specified margin (based upon a specific financial ratio) over LIBOR. This indebtedness is secured by substantially all the accounts receivable and inventories of the Company and its subsidiaries.

On November 18, 1996, the revolving credit facility was amended to include $10 million in additional commitments, for a total availability of $120 million for this facility. In addition, the maturity date of the amounts outstanding under the revolving credit facility was extended one year to December 21, 1998 with two consecutive one-year renewable Periods, with renewal at the option of the Company.

Under the provisions of the revolving credit facility, the Company may also borrow up to $10 million for short-term financing. At January 31, 1997, the Company had borrowed the full amount available under this provision and such amount is reflected in notes payable in the accompanying balance sheets.

This facility contains covenants, including maintenance of a maximum leverage ratio, minimum net worth, a minimum cash flow to fixed charges ratio, maximum debt to earnings ratio and certain limits on outstanding debt and other transactions.

The Company and certain of its subsidiaries also have credit agreements with various banks to provide short-term financing, tied into the revolving credit facility through an intercreditor provision. Some of these agreements contain covenants, including maintenance of a minimum net worth and a minimum cash flow to fixed charges ratio. Under these agreements, the Company can borrow an aggregate of $25,000,000 as of January 31, 1997. Interest rates on these lines are primarily at the banks' prime interest rates (8.25% at January 31, 1997). At January 31, 1997, the available unused portion of the credit lines was approximately $19,200,000. The credit agreements are renewed and revised periodically.

Certain property, plant and equipment is pledged as collateral on long-term obligations other than the revolving credit facility.

Aggregate maturities of long-term obligations as of January 31, 1997, are approximately $3,472,000 in 1998, $2,880,000 in 1999, $2,761,000 in 2000,
$79,688,000 in 2001, $2,180,000 in 2002 and $12,168,000 thereafter, assuming the revolving credit facility is renewed to its maximum term.

4.  Income Taxes

The Company accounts for income taxes using the liability method as required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires the recognition of deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

The components of income tax expense (benefit) are as follows:


                                          Year ended January 31
                    ------------------------------------------------------------
                              1997                  1996                  1995
   Federal
     Current            $5,902,000            $5,304,000            $3,661,000
     Deferred           (1,007,000)              138,000               334,000
   State
     Current             1,249,000             1,287,000             1,449,000
     Deferred             (246,000)               31,000               (69,000)
                    --------------        --------------        --------------
                        $5,898,000            $6,760,000            $5,375,000


A reconciliation of income tax expense computed at the statutory federal income tax rate to the Company's effective income tax rate follows:

                                                             Year ended January 31
                                                       ----------------------------------
                                                          1997         1996          1995
     Federal rate                                         34.3%        34.3%         34.3%
     State, net of federal tax benefit                     6.7          4.6           6.3
     Expenses for which no tax benefits were recorded      3.1          1.3           0.9
     Other, net                                             .7         (1.3)         (2.5)
                                                       ----------------------------------
                                                          44.8%        38.9%         39.0%
                                                         ================================

Significant components of the Company's deferred tax liabilities and assets are as follows:


                                                                                  January 31
                                                                       1997                           1996
                                                               ---------------------------------------------
Deferred tax liabilities:
 Property, plant and equipment                                    $15,367,254                    $16,344,631
 Other, net                                                           253,484                        260,050
                                                               --------------                  -------------
Total deferred tax liabilities                                     15,620,738                     16,604,681
Deferred tax assets:
 State net operating loss carryforwards (NOLs)                     (1,233,581)                    (1,429,875)
 Federal net operating loss carryforwards                                   -                       (259,242)
 Employee benefit accruals                                         (1,167,642)                    (1,034,743)
 Allowance for doubtful accounts                                     (795,191)                      (498,750)
 Unrealized loss on marketable securities                            (337,490)                      (238,772)
 Other, net                                                          (838,495)                      (312,932)
                                                               --------------                  -------------
Total deferred tax assets                                          (4,372,399)                    (3,774,314)
Valuation allowance for state NOLs                                  1,233,581                      1,340,916
                                                               --------------                  -------------
   Net deferred tax liabilities                                   $12,481,920                    $14,171,283

The deferred tax accounts are presented in the accompanying balance sheets as follows:

                                                                                 January 31
                                                                         1997                           1996
                                                              ----------------------------------------------
Current portion (net asset)                                       $(3,138,818)                   $(1,872,389)
Long-term portion (net liability)                                  15,620,738                     16,043,672
                                                              ----------------------------------------------
     Net deferred tax liabilities                                 $12,481,920                    $14,171,283


SFAS 109 requires that a valuation allowance be recognized if it is "more likely than not" that some or all of the deferred tax assets will not be realized. Management believes that the future reversal of existing taxable temporary differences provides evidence that a significant portion of the deferred tax assets will be realized. The change in the valuation allowance during 1997 and 1996 was not material.

5.  Commitments

The Company leases facilities, equipment, machinery and vehicles under operating leases. Certain land and building leases have renewal options for periods ranging from one to ten years. Rental expense for operating leases amounted to $7,995,000, $7,314,000, and $6,655,000 in 1997, 1996, and 1995,
respectively. Future minimum payments under noncancellable leases with initial or remaining terms of one year or more consisted of the following at January 31, 1997:


   1998              $6,258,000
   1999               4,550,000
   2000               2,431,000
   2001                 829,000
   2002                 208,000
   Thereafter           483,000
                    -----------
   Total            $14,759,000


The Company and its subsidiaries are involved in certain legal actions and claims arising in the ordinary course of business. Management believes (based on advice of legal counsel) that such litigation and claims will be resolved without material effect on the Company's financial position.

6.  Employee Benefits

The Company has a profit sharing plan (PSP) which includes a "salary reduction plan" as described in Section 401(k) of the Internal Revenue Code. The PSP provides for discretionary employee contributions not in excess of 15% of the employee's annual salaries. The salary reduction plan provides for Company contributions based on 50% of the first 4% of the covered employee's contribution. The Company expensed contributions to these plans of approximately $2,308,000, $1,631,000, and $1,287,000 in 1997, 1996, and 1995,
respectively.

The Company has a payroll-based employee stock ownership plan (Paysop) which provides for contributions made by the Company and its subsidiaries, as determined by the respective board of directors, and covers substantially all employees. Contributions to the plan for the years ended January 31, 1997, 1996, and 1995 were not significant.

The Company has an employee stock purchase plan which provides for the purchase of up to 500,000 shares of the Company's outstanding common stock. The plan provides for employee contributions not to exceed $10,400 per employee in any one calendar year and allows participants to utilize these contributions to purchase shares of the Company's common stock at a 10% discount from market value. The remaining 10% and all related fees and expenses are paid by the plan.

Participants may also purchase up to $10,000 of common stock per year at market value. The Company expensed contributions to the plan of approximately $87,000, $98,000, and $21,000 during 1997, 1996, and 1995, respectively.

Pursuant to various collective bargaining agreements, contributions to union-sponsored multi-employer pension plans made by the Company's two unionized subsidiaries were approximately $238,000, $279,000, and $400,000 in 1997, 1996, and 1995, respectively. Information as to the respective subsidiaries' portion of accumulated plan benefits and plan net assets is not determinable.

The Company does not provide postretirement benefits, such as healthcare and life insurance, to retirees.

7.  Stock Option and Award Plans

The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

The Company adopted an Incentive Stock Option Plan in April 1988 ("1988 Plan") which permits the granting of options to officers and key employees to purchase up to an aggregate of 750,000 shares of the Company's common stock, no more than 200,000 of which may be issued to persons who are directors of the Company. In April 1991, the Board of Directors approved an amendment to the 1988 Plan. The number of shares exercisable each year was changed from 50% in the third and fourth years following the year of grant to 33 1/3% during January in the three years following the amendment. Additionally, in fiscal year 1995 each subsidiary company president was granted a two-year option for 5,000 shares which are exercisable in two cumulative installments of 50% each year. Options not exercised within the required times are terminated and cancelled.

The Company adopted a Stock Option Plan in September 1991 ("1991 Plan"). The Plan permits the granting of incentive stock options or non-qualified stock options to officers, key employees and outside directors to purchase up to an aggregate of 1,000,000 shares of the Company's common stock, no more than 250,000 of which may be issued to persons who are directors of the Company. Options granted under the 1991 Plan are exercisable during January in the three years following the date of grant in increments of 33 1/3% each year. Options not exercised within the required times are terminated and cancelled.

The Company adopted a Stock Option Plan in April 1995 ("1995 Plan"). The Plan permits the granting of options to officers, key employees, and directors of the Company and its subsidiaries to purchase up to an aggregate of 1,000,000 shares of the Company's common stock, no more than 250,000 of which may be issued to persons who are directors of the Company. Options granted under the 1995 Plan are exercisable in one designated month occurring in the period from February to July in each of the three years following the date of grant in increments of 33 1/3% each year. Options not exercised within the required times are terminated and cancelled.

Pro forma information regarding net income and earnings per share is required by SFAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to January 31, 1995 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1997 and 1996, respectively: risk-free interest rates of 6.87% and 6.95%; a dividend yield of .80% and .80%; volatility factors of the expected market price of the Company's common stock of .35 and .35; and a weighted-average expected life of the option of 3 years and 3 years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands except for earnings per share information):


                                    1997     1996
Pro forma net income              $7,011  $10,341
Pro forma net income per share:
      Primary                        .60      .95
      Fully diluted                  .60      .92


Because SFAS 123 is applicable only to options granted subsequent to January 31, 1995, its pro forma effect will not be fully reflected until future years.

A summary of the Company's stock option activity and related information for the years ended January 31 follows:

                                                                                                 WEIGHTED-
                                                                                                  AVERAGE
                                                                               OPTIONS           EXERCISE
                                                                                 (000)              PRICE
1997
Outstanding at beginning of year                                                  728              $8.76
Granted                                                                            77               8.43
Exercised                                                                         (39)              8.67
Canceled                                                                         (145)              8.82
                                                                                -----
Outstanding at January 31                                                         621               8.71

Shares available for future grants                                                749

Weighted-average fair value of options granted during the year                                      2.42

1996
Outstanding at beginning of year                                                  346              $7.48
Granted                                                                           648               8.75
Exercised                                                                        (239)              7.00
Canceled                                                                          (27)              7.74
                                                                                -----
Outstanding at January 31                                                         728               8.76

Shares available for future grants                                                974

Weighted-average fair value of options granted during the year                                      2.64

1995
Outstanding at beginning of year                                                  375              $5.99
Granted                                                                           192               8.78
Exercised                                                                        (165)              6.01
Canceled                                                                          (56)              6.29
                                                                                -----
Outstanding at January 31                                                         346               7.48

Shares available for future grants                                                595


Exercise prices for options outstanding as of January 31, 1997 ranged from $7.88 to $9.38. The weighted-average remaining contractual life of those options is one year. No options were exercisable at the end of each fiscal year.

In April 1992 the Company adopted a Stock Award Plan. This plan provides for awards of the Company's common stock to key employees and directors up to an aggregate of 400,000 shares. The plan is administered by a committee, appointed by the Board of Directors, that has full authority to make awards under the plan. During 1997, 1996 and 1995, 5,924 shares, 888 shares and 2,272 shares, respectively, were awarded under this plan and charged to compensation expense.

8.  Fair Value of Financial Instruments and investments

The following methods and assumptions are used by the Company in estimating its fair value disclosures for financial instruments.

CASH AND CASH EQUIVALENTS The carrying value of cash and cash equivalents approximates fair value.

MARKETABLE SECURITIES Management determines the appropriate classification of securities at the time of purchase and reevaluates such designations as of each balance sheet date.

All marketable securities are classified as "available-for-sale" and, therefore, are carried at fair value, with the difference between cost and fair value, net of tax, reported as a component of retained earnings. At January 31, 1997 and 1996, this difference was an unrealized loss of approximately $465,000 and $340,000 which was net of income taxes of approximately $377,000 and $239,000, respectively. This difference was due to the effect of changes in market interest rates on the fair value of these securities. Realized gains and losses are included in investment income. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available for sale are included in interest income.

The following is a summary of available-for-sale securities at January 31, 1997 and 1996:


                                             GROSS       GROSS    ESTIMATED
                                        UNREALIZED  UNREALIZED         FAIR
                                  COST       GAINS      LOSSES        VALUE
    1997
    U.S. Treasury bonds    $ 4,824,080     $     -  $(183,377)  $ 4,640,703
    Municipal bond funds    14,873,672      22,710   (552,915)   14,343,467
                           -----------  ----------  ----------  -----------
    Total debt securities   19,697,752      22,710   (736,292)   18,984,170

    Equity securities        3,655,272      35,987   (149,821)    3,541,438

    Other securities         1,066,518       2,640    (17,687)    1,051,471
                           -----------  ----------  ----------  -----------
                           $24,419,542     $61,337  $(903,800)  $23,577,079

    1996
    U.S. Treasury bonds    $ 1,776,192     $ 9,183  $       -   $ 1,785,375
    Municipal bonds            403,500           -     (7,500)      396,000
    Municipal bond funds    13,517,193      15,710   (339,538)   13,193,365
                           -----------  ----------  ----------  -----------
     Total debt securities  15,696,885      24,893   (347,038)   15,374,740

    Equity securities        3,953,766      14,425   (263,430)    3,704,761

    Other securities           960,280      18,257    (26,196)      952,341
                           -----------  ----------  ----------  -----------
                           $20,610,931     $57,575  $(636,664)  $20,031,842


The investments in U.S. Treasury bonds are scheduled to mature in fiscal years 2025 through 2026.

CONVERTIBLE SUBORDINATED DEBENTURES The fair value of the debentures approximates $18,916,000 and $19,124,000 as of January 31, 1997 and 1996,
respectively, based on its quoted market prices.

SHORT-TERM BORROWINGS AND LONG-TERM OBLIGATIONS The carrying amounts of the short-term borrowings and long-term obligations approximate the instruments' fair values.

9.  Related Party Transactions

In January 1995, the Chairman of GII purchased certain land from GII for $750,000, which represents the higher of two MAI appraisals obtained. In connection with this transaction, GII realized a gain of approximately $450,000. This transaction was approved by the Board of Directors of the Company.

In January 1997, the Chairman of GII purchased a certain building from GII for $640,000, which represents the higher of two MAI appraisals obtained. In connection with this transaction, GII realized a gain of approximately $335,000. This transaction was approved by the Board of Directors of the Company.

10. Restructuring Charge

On May 14, 1996 the Company announced an agreement in principle for the sale of its direct-mail subsidiary, Graphic Direct, Inc. -- Illinois ("GDI") and the closing of a commercial printing subsidiary, The Stein Printing Company, Inc. ("SPC"). On May 31, 1996, the sale of certain assets of GDI was concluded. In connection with these actions, the Company recorded in its first quarter ended April 30, 1996, a one-time pre-tax restructuring charge of $9,000,000. The after-tax effect of the charge was $6,026,500 or equivalent to $0.52 per common share. The charge primarily covers the costs of liquidating and disposing of certain assets, the write-off of intangible assets, and a provision for certain expenses, including severance pay and future lease obligations.

The composition of the Company's restructuring reserves as of January 31, 1997 is as follows:


                                                          ORIGINAL         WRITEDOWN                          RESTRUCTURING
                                                     RESTRUCTURING      OF ASSETS TO              CASH       RESERVES AS OF
                                                           RESERVE        FAIR VALUE          PAYMENTS        JAN. 31, 1997

Restructuring loss on writedown of current assets       $1,633,665      $(1,633,665)              $  -                 $  -
Restructuring loss on writedown of property and
  equipment and other assets                             2,516,688      ( 2,516,688)                 -                    -
Restructuring expenditures to close facilities
  including termination benefits of $2,177,271           4,161,018                 -         3,149,392            1,011,626
Impairment loss on intangible assets                       688,629         (688,629)                 -                    -
                                                   ---------------  ----------------  ----------------  -------------------
Total restructuring reserves                            $9,000,000      $(4,838,982)        $3,149,392           $1,011,626


For the year ended January 31, 1996, the combined results for GDI and SPC were net sales of $32,647,782 and a pre-tax loss of $(1,376,281). For the year ended January 31, 1997, the combined results were net sales of $9,602,649 and pre-tax loss of $(70,055).

At January 31, 1997, the Company believes that the provision for restructuring continues to be adequate and will not require adjustment in future periods.

(2) Interim Financial Statements for Graphic Industries, Inc. for the third quarter ended October 31, 1997

                  GRAPHIC INDUSTRIES, INC. AND SUBSIDIARIES
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (UNAUDITED)


                                                 THREE MONTHS ENDED            NINE MONTHS ENDED
                                                     OCTOBER 31,                   OCTOBER 31,
                                                   1997          1996          1997          1996
Net sales                                  $123,341,900  $111,233,906  $348,911,976  $326,263,997
Cost of sales                                94,135,546    83,559,109   263,293,949   245,210,368
                                          -------------  ------------  ------------  ------------
                                             29,206,354    27,674,797    85,618,027    81,053,629
Selling, general and
 administrative expenses                     25,188,830    19,682,228    66,099,468    59,293,069

Loss on sale of subsidiary                    5,061,835             -     5,061,835             -

Restructuring                                         -             -             -     9,000,000

Interest, other income
 (expense)-net                                  228,505       472,123     1,879,111     2,129,593

Interest expense                              2,938,526     2,643,784     8,714,656     8,062,064
                                          -------------  ------------  ------------  ------------

Income (loss) before
 income taxes                                (3,754,332)    5,820,908     7,621,179     6,828,089

Income taxes                                    523,000     2,328,000     5,073,000     3,358,000
                                          -------------  ------------  ------------  ------------

Net income (loss)                           $(4,277,332)   $3,492,908    $2,548,179    $3,470,089
Net income (loss) per share:
  Primary                                         $(.37)         $.30          $.21          $.30
  Fully diluted                                   $(.37)         $.29          $.21          $.30

Dividends declared:
 Common Stock                                    $.0175        $.0175        $.0525        $.0525
 Class B Common Stock                            $.0125        $.0125        $.0375        $.0375


See notes to condensed consolidated financial statements.

                  GRAPHIC INDUSTRIES, INC. AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED BALANCE SHEETS


                                                                         OCTOBER 31,   JANUARY 31,
                                                                                1997          1997
                                                                                ----          ----
                                                                          (Unaudited)
ASSETS

Current Assets
 Cash and marketable securities                                          $26,190,930   $30,789,430
 Trade accounts receivable                                                91,713,907    80,658,006
 Inventories:
  Materials                                                               10,587,625    10,113,812
  Work in process                                                         29,145,513    18,597,802
                                                                       -------------   -----------
                                                                          39,733,138    28,711,614
 Prepaid expenses and other current assets                                 5,339,315     4,691,311
                                                                       -------------   -----------

Total Current Assets                                                     162,977,290   144,850,361

Other Assets                                                              10,814,630    10,582,417

Property, Plant and Equipment
 Land                                                                     10,102,046     9,027,467
 Buildings and improvements                                               47,163,658    43,637,850
 Machinery and equipment                                                 184,269,366   164,719,258
                                                                       -------------   -----------
                                                                         241,535,070   217,384,575
 Less accumulated depreciation                                            96,027,531    90,250,580
                                                                       -------------   -----------
                                                                         145,507,539   127,133,995

Goodwill-net                                                              21,815,907    16,909,523
                                                                       -------------   -----------

Total Assets                                                            $341,115,366  $299,476,296

See notes to condensed consolidated financial statements.

                  GRAPHIC INDUSTRIES, INC. AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (continued)


                                                                         OCTOBER 31,   JANUARY 31,
                                                                                1997          1997
                                                                                ----          ----
                                                                         (Unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
 Notes payable                                                           $16,094,782   $15,814,485
 Accounts payable                                                         21,550,524    21,426,662
 Other current liabilities                                                19,479,833    20,117,973
 Current portion of long-term obligations                                  4,936,315     3,471,916
                                                                        ------------  ------------
  Total Current Liabilities                                               62,061,454    60,831,036

Long-Term Obligations, less current portion                              128,608,492    99,676,541

Deferred Income Taxes                                                     17,005,340    15,620,738

7% Convertible Subordinated Debentures                                    12,912,000    20,787,000

Shareholders' Equity
 Preferred Stock, no par value; authorized 500,000
  shares; none issued                                                            -0-           -0-
 Common Stock, $.10 par value; authorized 20,000,000
  shares; issued 8,560,550 at October 31, 1997 and
  7,357,309 at January 31,1997, including treasury
  shares of 94,135 at October 31, 1997 and 78,599 at
  January 31, 1997                                                           856,055       735,731
 Common Stock, Class B, $.l0 par value; authorized
  10,000,000 shares; issued 4,518,817 in both periods                        451,882       451,882
 Additional paid-in capital                                               35,251,582    19,496,988
 Retained earnings                                                        84,978,208    82,657,865
                                                                        ------------  ------------
                                                                         121,537,727   103,342,466
Less treasury stock at cost                                               (1,009,647)     (781,485)
                                                                        ------------  ------------
 Total Shareholders' Equity                                              120,528,080   102,560,981
                                                                        ------------  ------------

Total Liabilities and Shareholders' Equity                              $341,115,366  $299,476,296


See notes to condensed consolidated financial statements.

                  GRAPHIC INDUSTRIES, INC. AND SUBSIDIARIES
               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (UNAUDITED)


                                                                                NINE MONTHS ENDED
                                                                                   October 31,
                                                                            --------------------------
                                                                                    1997          1996
OPERATING ACTIVITIES
Net income (loss)                                                             $2,548,179    $3,470,089
Restructuring charge, net of tax benefit                                             -0-    (2,016,611)
Loss on sale of subsidiary                                                     5,061,835           -0-
Depreciation and amortization                                                 16,112,126    14,233,694
Net (gain) loss on sale of property,
 plant and equipment and investments                                            (966,577)    1,103,283
Gain on purchase of Convertible Subordinated Debentures                          (81,405)          -0-
Provision for deferred taxes                                                     253,650       316,575
Changes in operating assets and liabilities                                  (20,460,862)   (7,250,903)
                                                                            ------------   -----------
Net cash provided by operating activities                                      2,466,946     9,856,127

INVESTING ACTIVITIES
Additions to property, plant and equipment                                   (27,056,413)  (18,762,466)
Proceeds from sale of property, plant and equipment                            2,709,744     4,022,208
Proceeds from sale of subsidiary                                               7,065,173           -0-
Assets of acquired businesses, net of cash acquired                          (10,583,606)   (1,458,801)
Net sale (purchase) of marketable securities                                  21,031,170    (3,616,894)
Other investing activities                                                    (2,198,409)     (128,588)
                                                                            ------------   -----------
Net cash used in investing activities                                         (9,032,341)  (19,944,541)

FINANCING ACTIVITIES
Borrowings on long-term obligations                                           34,703,803           -0-
Payments on long-term obligations                                             (8,829,172)   (2,880,697)
Net borrowings on notes payable                                               (3,405,714)    4,077,215
Purchase of Convertible Subordinated Debentures                               (1,352,595)          -0-
Common stock issued from Debenture Conversion                                  6,441,000           -0-
Debentures converted to Common Stock                                          (6,441,000)          -0-
Dividends                                                                       (567,957)     (544,307)
Other financing activities                                                     1,322,743       560,367
                                                                            ------------   -----------
Net cash provided by financing activities                                     21,871,108     1,212,578
                                                                            ------------   -----------
Net increase (decrease) in cash and cash equivalent                           15,305,713    (8,875,836)
Cash and cash equivalents at beginning of period                               7,212,351    14,476,139
                                                                            ------------   -----------
Cash and cash equivalents at end of period                                   $22,518,064    $5,600,303


See notes to condensed consolidated financial statements.

                  GRAPHIC INDUSTRIES, INC. AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                               OCTOBER 31, 1997


NOTE A--BASIS OF PRESENTATION

The financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information not misleading. These financial statements should be read in conjunction with the financial statements and related notes contained in the 1997 Annual Report on Form 10-K. In the opinion of Management, the financial statements contain all adjustments of a normal recurring nature necessary to present fairly the financial position as of October 31, 1997 and the results of the operations and cash flows for the three months and nine months ended October 31, 1997 and 1996. The results of operations for the nine months ended October 31, 1997 are not necessarily indicative of the results to be expected for the year ending January 31, 1998.

NOTE B--MARKETABLE SECURITIES

The Company determines the appropriate classification of securities at the time of purchase and reevaluates such securities at each balance sheet date. At October 31, 1997, all marketable securities were classified as "available for sale" and, therefore, were carried at fair value, with the difference between cost and fair value, net of tax, reported as a component of retained earnings. At October 31, 1997, this difference was an unrealized loss of $125,339 net of income taxes of $83,560. This difference was due to the effect of changes in market interest rates on the fair value of these securities.

NOTE C--NET INCOME PER COMMON SHARE

Primary earnings per share are computed based on the weighted average number of common shares outstanding during the period. Common share equivalents are included in primary earnings per share when dilutive. Fully diluted earnings per share are based on the weighted average number of common shares and common share equivalents outstanding and, when dillutive, assumed conversion of convertible securities during the period, after appropriate adjustments for interest and applicable income tax effect.

NOTE D--SFAS NO. 128, "EARNINGS PER SHARE"

In February 1997 the Financial Accounting Standards Board issued a new accounting pronouncement, SFAS No. 128, "Earnings per Share", which will change the current method of computing earnings per share. The new standard requires presentation of "basic earnings per share" and "diluted earnings per share" amounts, as defined. SFAS No. 128 will be effective for the Company's quarter and year ending January 31, 1998, and, upon adoption, all prior-period earnings per share data presented shall be restated to conform with the provisions of the new pronouncement. Application earlier than the Company's quarter ending January 31, 1998 is not permitted.

Proforma basic and diluted earnings (loss) per share for the three months and nine months ended October 31, 1997 and 1996 calculated under the provisions of SFAS No. 128 are as follows:

                                       Quarter Ended     Nine Months Ended
                                        October 31,         October 31,
                                         1997     1996       1997       1996
                                       -------------------------------------
   Basic earnings (loss) per share     $(.37)     $.30       $.21       $.30

   Diluted earnings (loss) per share   $(.37)     $.29       $.21       $.30


NOTE E--PROVISION FOR LOSS ON SALE OF SUBSIDIARY

As provided for in the agreement with Wallace Computer Services, Inc., the Company sold its Atlanta Blue Print Company subsidiary to CD Acquisition Corp., a company controlled by Carter D. Pope, President of Atlanta Blue Print Company, a Director of the Company, and son of Mark C. Pope, III, Chairman of the Company. As of October 31, 1997, the Company recorded the sale of its Atlanta Blue Print Company subsidiary for $7,065,173 in cash and the related loss of $5,061,835. An income tax benefit was not recorded for the loss as realization of any benefit is uncertain.

NOTE F--TENDER OFFER FROM WALLACE CONCLUDED

Pursuant to the Amended and Restated Agreement and Plan of Merger Among Wallace Computer Services, Inc. (Wallace), Greenwich Acquisition Corp., and the Company and the Amended and Restated Stockholder Agreement dated as of October 12, 1997, a tender offer was concluded on October 31, 1997 whereby Wallace through its Greenwich Acquisition Corp. subsidiary, purchased approximately 95% of the Company's combined outstanding Common Stock and Class B shares. The shares, both Common and Class B were purchased at $21.75 per share. The conclusion of the tender offer, and the related reduction in outstanding shares resulted in the suspension of trading by the New York Stock Exchange on Monday, November 3, 1997. The remaining outstanding shares that were not tendered (representing approximately 5% of the shares) are scheduled to be purchased at $21.75 per share subsequent to the approval of the merger which is to be voted on by the shareholders at a special shareholder meeting scheduled for December 22, 1997. Given Wallace's stated desire to vote their shares in favor of the merger, it appears certain that the remaining shares will be purchased by Wallace, resulting in the Company becoming a 100% owned subsidiary of Wallace.

NOTE G--INCOME TAXES The effective income tax rate for the three and nine months ended October 31, 1997, was higher than expected as a result of not recording a benefit on the loss on sale of subsidiary.

(b) Unaudited Pro Forma Financial Statements

Introduction to pro forma condensed consolidated financial data.

The following Unaudited Pro Forma Condensed Consolidated Statements of Operations for the three months ended October 31, 1997 and the fiscal year ended July 31, 1997 present unaudited pro forma operating results for Wallace Computer Services, Inc. ("Wallace") as if the acquisition of Graphic Industries, Inc. ("Graphic") and the other transactions described in the next paragraph (the "Pro Forma Transactions") had occurred as of the beginning of the periods presented. The following Unaudited Pro Forma Condensed Consolidated Balance Sheet presents the unaudited pro forma financial condition of Wallace as if the Pro Forma Transactions had occurred as of October 31, 1997. The excess of the purchase price of Graphic over the net identifiable assets and liabilities of Graphic is reported as goodwill. The carrying values of Graphic's net assets are assumed to equal their fair values for purposes of these unaudited pro forma condensed consolidated financial statements unless indicated otherwise in the Notes to Unaudited Pro Forma Condensed Consolidated Financial Data. These values are subject to revision following the results of several appraisals still pending.

The Pro Forma Transactions are: (i) the Wallace acquisition of Graphic, which is accounted for under the purchase method of accounting; (ii) the issuance of debt of $435 million under a new credit agreement dated as of October 31, 1997, among Wallace, certain lenders and Bank of America NT & SA, as agent for such lenders; and (iii) the pay down of Graphic's debt of $127 million.

As provided for in the agreement with Wallace, Graphic sold its Atlanta Blue Print Company subsidiary to CD Acquisition Corp., a company controlled by Carter D. Pope, President of Atlanta Blue Print Company, a Director of Graphic, and son of Mark C. Pope, III, Chairman of Graphic. As of October 31, 1997, Graphic recorded the sale of its Atlanta Blue Print Company subsidiary for $7,065,000 in cash and the related loss of $5,062,000.

The pro forma financial statements also reflect the historical amounts for certain revenues and expenses for the periods from August 1, 1996 through the respective acquisition dates for each of the following companies acquired by
Graphic: The LithoPrint Company, Harvey Press, Inc., and Bruce Offset Company, Inc. The impact of these acquisitions net of the pro forma impact of the disposition of Atlanta Blue Print Company mentioned above is shown in a separate column on the pro forma financial statements.

The unaudited pro forma condensed consolidated financial data does not reflect any synergies expected to be realized after the Graphic acquisition (because their realization cannot be assured). The accompanying notes to Unaudited Pro Forma Condensed Consolidated Financial Data describe other adjustments related to the Graphic acquisition.

THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA IS PRESENTED FOR INFORMATIONAL PURPOSED ONLY AND IS NOT NECESSARILY INDICATIVE OF THE OPERATING RESULTS OR FINANCIAL POSITION THAT WOULD HAVE OCCURRED HAD THE GRAPHIC ACQUISITION AND OTHER TRANSACTIONS DESCRIBED HEREIN BEEN CONSUMMATED AT THE DATES INDICATED, NOR IS IT NECESSARILY INDICATIVE OF THE FUTURE OPERATING RESULTS OR FINANCIAL POSITION OF THE COMPANY FOLLOWING THE GRAPHIC ACQUISITION.

The unaudited pro forma condensed consolidated financial data should be read in conjunction with each of the consolidated financial statements of Wallace and Graphic and the related notes thereto contained in (i) Wallace's Annual Report on Form 10-K for the year ended July 31,1997, (ii) Wallace's Quarterly Report on Form 10-Q for the quarter ended October 31, 1997 and (iii) Graphic's audited financial statements for the year ended January 31, 1997, which are included herein, and (iv) Graphic's interim financial statements for the nine months ended October 31, 1997, which are included herein.

               Wallace Computer Services, Inc and Subsidiaries
                          Pro Forma Income Statement
                       For the year ended July 31, 1997
                                 (Unaudited)
(in thousands)

                                                Pro forma         Operations   Pro forma
                             Wallace  Graphic  Adjustments        Adjust (1)      Totals
                             -------  -------  -----------        ----------   ---------
Net Sales                    906,290  447,647                          9,400   1,363,337

Cost and Expenses
 Cost of goods sold          556,073  320,999          800  (j)        6,800     884,672
 Selling and admin expenses  165,918   75,575                            600     242,093
 Provision for depreciation
  and amortization            49,205   20,103        5,400  (h)(k)       200      74,908
                             -------  -------  -----------        ----------  ----------
Total costs and expenses     771,196  416,677        6,200             7,600   1,201,673

Interest income               (1,876)  (3,590)                          (400)     (5,866)
Interest expense               2,619   11,012       17,400  (i)          600      31,631
                             -------  -------  -----------        ----------  ----------

Income from
  continuing operations      134,351   23,548      (23,600)            1,600     135,899

Net income from continuing
  operations per share:
 Primary                        3.09                                                3.13
 Fully diluted                  3.08                                                3.11

Average common
  shares outstanding          43,422                                              43,422
Average diluted common
  shares outstanding          43,665                                              43,665

                          Pro Forma Income Statement
                    For the quarter ended October 31, 1997
                                 (Unaudited)

(in thousands)

                                                Pro forma          Operations   Pro forma
                             Wallace  Graphic  Adjustments         Adjust (1)      Totals
                             -------  -------  -----------         ----------   ---------
Net Sales                    246,112  123,342                          (5,900)    363,554

Cost and Expenses
 Cost of goods sold          155,206   89,325         (800) (j)        (3,400)    240,331
 Selling and admin expenses   43,243   23,878         (800) (j)        (2,000)     64,321
 Provision for depreciation
  and amortization            13,238    6,122          800  (h)(k)       (300)     19,860
                             -------  -------  -----------          ---------   ---------
Total costs and expenses     211,687  119,325         (800)            (5,700)    324,512

Interest income               (1,217)    (229)                                     (1,446)
Interest expense                 918    2,939        4,300  (i)          (200)      7,957
                             -------  -------  -----------          ---------   ---------

Income from
  continuing operations       34,724    1,307       (3,500)                 -      32,531

Net income from continuing
  operations per share:
 Primary                        0.81                                                 0.76
 Fully diluted                  0.80                                                 0.75

Average common
  shares outstanding          43,009                                               43,009
Average diluted common
  shares outstanding          43,471                                               43,471



Note: Does not include loss on sale of Atlanta Blue Print Company, a subsidiary of Graphic, in the amount of $5.062 million.

               Wallace Computer Services, Inc. and Subsidiaries
                           Pro Forma Balance Sheet
                               October 31, 1997
                                 (Unaudited)
(in thousands)


                                                                                       Pro forma
                                                Wallace  Graphic  Adjustments             Totals
                                               --------  -------  -----------          ---------
Assets
Current Assets
 Cash and cash equivalents                        1,725   22,518                          24,243
 Short-term investments                           1,725    3,673                           5,398
 Accounts receivable                            185,525   95,147         (200) (e)       280,472
 Less-allowance for doubtful accounts             3,880    3,433        1,400  (e)         8,713
                                               --------  -------  -----------          ---------
  Net receivables                               181,645   91,714       (1,600)           271,759
 Inventories                                     84,456   39,733       (6,400) (e)       117,789
 Prepaid taxes                                   16,648        -        7,300  (f)        23,948
 Advances and prepaid expenses                    4,364    5,339            -              9,703
                                               --------  -------  -----------          ---------
  Total current assets                          290,563  162,977         (700)           452,840

Property, plant and equipment, at cost          615,902  241,535      (96,800) (b)       760,637
Less-reserves for depreciation & amortization   316,485   96,028      (96,028) (b)       316,485
                                               --------  -------  -----------          ---------
 Net property, plant and equipment              299,417  145,507         (772)           444,152

Intangible assets arising from acquisitions      59,506   21,816      202,000  (g)       283,322
Cash surrender value of life insurance           40,938      152                          41,090
Systems development costs                        24,701                                   24,701
Other assets                                      4,655   10,663         (300) (e)        15,018
                                               --------  -------  -----------          ---------

  Total assets                                  719,780  341,115      200,228          1,261,123

Liabilities and Stockholders' Equity
Current Liabilities
 Notes payable                                   13,500   16,095                          29,595
 Current portion long-term debt                   7,100    4,936                          12,036
 Accounts payable                                33,267   21,551        5,556  (d)(e)     60,374
 Accrued salaries, wages, profit sharing
  and other                                      62,269   19,480       20,200  (e)       101,949
 Accrued income taxes                            13,300        -            -             13,300
                                               --------  -------  -----------          ---------
  Total current liabilities                     129,436   62,062       25,756            217,254
Long-term debt                                   24,500  141,520      295,400  (a)       461,420
Deferred income taxes                            32,351   17,005         (400) (f)        48,956
Deferred compensation and retirement
 benefits                                        28,401                                   28,401
Stockholders'equity
 Common stock                                    45,764    1,308       (1,308) (c)        45,764
 Additional capital                              34,860   35,252      (35,252) (c)        34,860
 Retained earnings                              505,463   84,978      (84,978) (c)       505,463
 Unrealized loss on securities                      (83)                                     (83)
 Treasury stock                                 (80,912)  (1,010)       1,010  (c)       (80,912)
                                               --------  -------  -----------          ---------
  Total stockholders' equity                    505,092  120,528     (120,528)           505,092
                                               --------  -------  -----------          ---------
  Total liabilities and stockholders' equity    719,780  341,115      200,228          1,261,123

PRO FORMA ADJUSTMENTS

a) The pro forma adjustment to indebtedness reflects borrowings of $308.3 million related to the financing of the Graphic acquisition net of conversion of indentured notes of $12.9 million to equity.

b) Records the fair value adjustments for Graphic's fixed assets. Wallace is currently awaiting the results of in process appraisals to determine if further adjustments are needed.

c)   Records the elimination of Graphic's equity accounts.

d) Records the liability of $5.5 million for legal and investment banker fees due to the acquisition.

e) Reflects the pro forma adjustment of various balances to fair market value. Includes changes in accounting policies to comply with those of Wallace.

f)   Records the deferred tax impact of the fair value adjustments.

g) Reflects the pro forma purchase price allocation to goodwill for excess of purchase price over net assets and direct costs of the transaction, primarily financial advisory and legal fees; and to eliminate the goodwill of Graphic of $21.8 million as of October 31, 1997.

h) Amortization of the estimated goodwill relating to the Graphic acquisition of $223.8 million over a 40-year period ($223.8 million/40 = $5.6 million). The goodwill reflected on the Graphic balance sheet was being amortized over a 40 year period at $0.5 million per year. Accordingly, the pro forma incremental charge to goodwill is $5.1 million. The pro forma adjustment for the 3-month period ended October 31, 1997 represents one quarter of the annual goodwill amortization from the acquistion of Graphic less Graphic's goodwill amortization for the quarter ended October 31, 1997.

i) Reflects the net pro forma adjustment to interest expense. The first adjustment is to reduce the Graphic interest expense to reflect the lower Wallace borrowing rate. Graphic's borrowing rate under their revolving credit agreement is LIBOR plus 112.5 basis points, while Wallace's rate is LIBOR plus 27.5 basis points (at the date of the acquistion). Using the 6 month LIBOR rate of 5.8125%, this would amount to a reduction of interest of $1.4 million for the year ended July 31, 1997 and a reduction of $0.4 million for the quarter ended October 31, 1997. The second adjustment is to record the interest expense on the proceeds of the loan, in the amount of $308.3 million, to finance the transaction. At the current borrowing rate of 6.0875%, the incremental annual expense is $18.8 million. The impact of a 1/8% increase in the variable rate would be an additional $0.4 million annually.

j) Reverses adjustments made in the quarter ended October 31, 1997 that are either non-recurring or apply to a prior quarter. To the extent the charge applies to the fiscal year ended July 31, 1997 an adjustment is included there. These adjustments do not have a material impact on prior quarters.

k) Adjusts depreciation expense to reflect remaining lives and fair market value. The impact for the year ended July 31, 1997 is additional expense of $0.3 million, and for the quarter ended October 31, 1997 is a reduction of expense of $0.5 million.

l) Reflects the reversal of the results of operations for the Atlanta Blue Print Company, net of the results of operations for the previously acquired companies: The LithoPrint Company, Harvey Press, Inc., Bruce Offset Company, Inc. The amounts presented represent the historical amounts for certain revenues and expenses for the periods from August 1, 1996 through the respective acquisition dates for each company.

   The results for the asset purchases of Presstar Printing Corporation and Graphic Technology, Inc. are immaterial for the periods presented, and as such are not included in this adjustment.


DETERMINATION AND ALLOCATION OF PURCHASE PRICE

The acquisition was made through an all cash purchase of Graphic's shares at $21.75 per share. The purchase price below assumes all options are exercised and all convertible debt will be converted to stock. Effective with the consummation of the merger, each share was converted into the right to receive $21.75 in cash, without interest.

Determination of Purchase Price (in thousands):

  Market value of shares (including options and converted indenture notes)    $308,300
  Transaction costs                                                              5,500
                                                                              --------
  Pro forma purchase price                                                    $313,800


The Graphic acquisition will be accounted for as a purchase. The preliminary allocation of the proforma purchase price by Wallace is as follows (subject to final fixed asset appraisals, as well as other possible accrual adjustments):

Pro Forma Purchase Price Allocation (in thousands)


  Cash and short-term investments   $ 26,200
  Accounts receivable                 90,100
  Inventory                           33,400
  Other assets                        23,200
  Fixed Assets                       144,700
  Goodwill                           223,800
  Other liabilities                  (99,000)
  Long-term debt                    (128,600)
                                    --------
  Pro forma purchase price          $313,800

SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        WALLACE COMPUTER SERVICES, INC.
                                        -------------------------------
                                        (Registrant)



                                        By:     /s/ Michael J. Halloran
                                            -------------------------------
                                            Michael J. Halloran
                                            Vice President and
                                            Chief Financial Officer


Dated: January 16, 1998